Exhibit 5.1

November 1, 2002

Danka Business Systems PLC
11201 Danka Circle North
St. Petersburg, Florida 33716

Re:    Registration Statement on Form S-8

Dear Sirs:

You have requested our opinion with respect to the matters set forth in connection with the registration by Danka Business Systems PLC (the “Company”) of an aggregate of 2,000,000 ordinary shares of the Company pursuant to the Danka 2002 Outside Director Stock Compensation Plan (the “2002 Plan”) on a registration statement on Form S-8 (the “Registration Statement”).

We confirm that, on the basis of the information available to us, and assuming the Company completes all actions and proceedings required on its part to be taken prior to such issue, the ordinary shares in the Company to be issued pursuant to the 2002 Plan will, when issued, be legally issued by the Company as fully-paid ordinary shares in the Company which are non-assessable.

We understand that, for U.S. purposes, the word “non-assessable” means that the shares in question are not subject to any encumbrances under which the Company could require a shareholder to pay up further amounts in relation to the shares.

This opinion is expressed only as to the laws of England and Wales.

We consent to the inclusion of this letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission.

Yours faithfully,

/s/ ALTHEIMER & GRAY Altheimer & Gray